Exhibit 99.1

Sherwood Brands Reports First Quarter Results

ROCKVILLE, MARYLAND, December 15, 2004 — Sherwood Brands, Inc. (ASE:SHD) today announced financial results for the first quarter of fiscal 2005.  Results for this year’s first quarter were affected by the backup of cargo ships on the West Coast that delayed receipt by the Company of gift sets and gift baskets from China that were scheduled to be delivered to customers in the first quarter.  “These backups resulted in the delay of approximately $5.0 million in sales that were scheduled to be delivered to customers in the first quarter.  We shipped most of these orders in November, and expect to make up all of the delayed shipments of gift baskets and gift items in the current quarter,” said President and CEO Uziel Frydman.

For the three months ended October 31, 2004, revenue declined to $11,693,000 from $17,421,000.  Net income for the first quarter of fiscal 2005 was $945,000, or $0.23 per diluted share.  This compares to net income of $1,510,000, or $0.37 per diluted share, for the first quarter of fiscal 2004.

Operations Review

Sales of manufactured candy declined as planned to $2.3 million for this year’s first quarter from $5.6 million for the first quarter of fiscal 2004, reflecting the Company’s previously announced strategy to phase out its domestic manufacturing operations in favor of third party, offshore sourcing.  “We completed the final phase of this plan — the shut-down of our candy cane manufacturing operation in New York — in October,” Frydman said.  With the shift to offshore sourcing, sales of purchased candy increased to $9.0 million for this year’s first quarter from $8.3 million a year ago, while sales of gift items declined to $0.4 million compared to $3.5 million for last year’s first quarter.

Gross margin on manufactured candy declined to ($0.8) for the first quarter of fiscal 2005 from $0.1 million for the first quarter of fiscal 2004, mainly because of increased labor costs and overhead absorption expenses at the Company’s manufacturing facility in New York prior to it’s close.  Gross margin on purchased candy and cookies increased to $4.1 million from $3.8 million.  Gross margin on gift items was $0.1 million for this year’s first quarter compared to $1.1 million a year ago, reflecting the shipment delays mentioned above.

Total operating expenses for the first quarter of fiscal 2005 declined to $2.1 million from $3.3 million last year, reflecting the success of the Company’s cost reduction initiatives.

About Sherwood Brands

Sherwood Brands, Inc. (www.SherwoodBrands.com), headquartered in Rockville, Maryland, manufactures, markets and distributes confectionery products and packs gift baskets and gift items.  The Company’s branded products include COWS®, a line of soft and chewy toffees and dairy butter and cream hard candies; RUGER® wafers, a line of wafer cookies in chocolate, vanilla and strawberry flavors; ELANA® Belgian chocolate bars; and demitasse®, a line of tea biscuits in a variety of flavors.  Sherwood also manufactures hard candies under the ASHER® and KASTINS® brands, as well as jelly beans, and ALIEN® and TONGUE TATTOO® lollipops.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including but not limited to the following:  changes in demand for the company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical raw materials, excess or shortage of production capacity, and other risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

1803 RESEARCH BOULEVARD  •  SUITE 201  •  ROCKVILLE, MARYLAND 20850

PHONE (301) 309-6161  •  FAX NO. (301) 309-6162  •  www.SherwoodBrands.com

SHERWOOD BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended October 31,
	2004	2003

Net sales	$11,692,537	$17,420,813
Cost of sales	8,352,639	12,384,142
Gross profit	3,339,898	5,036,671

Selling, general and administrative expenses	1,166,121	2,231,517
Salaries and related expenses	921,024	1,062,982
Total operating expenses	2,087,145	3,294,499

Income from operations	1,252,753	1,742,172

Other income (expense)
Interest income	3	19
Interest expense	(297,763)	(236,766)
Other (expense)income	(10,136)	4,537
Total other (expense)income	(307,896)	(232,210)

Income before provision for taxes on income	944,857	1,509,962
Provision for taxes on income	—	—

Net income	$944,857	$1,509,962

Net income per share - Basic	$0.23	$0.38
Net income per share - Diluted	$0.23	$0.37

Weighted average shares outstanding - Basic	4,036,561	3,996,199
Weighted average shares outstanding - Diluted	4,146,017	4,136,235

SHERWOOD BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

UNAUDITED

	October 31, 2004	July 31, 2004
Assets

Current assets
Cash and cash equivalents	$13,801	$10,808
Accounts receivable, net	10,087,185	1,038,123
Inventory	12,949,310	9,591,268
Income taxes receivable	—	54,681
Other current assets	631,272	581,411
Deferred taxes on income	864,000	864,000
Total current assets	24,545,568	12,140,291

Net property and equipment	5,866,430	6,103,880
Goodwill	2,001,330	2,001,330
Other assets	180,502	160,952

TOTAL ASSETS	$32,593,830	$20,406,453

Liabilities and Stockholders’ Equity

Current liabilities
Line of credit	$12,471,850	$5,610,903
Short-term debt	467,800	—
Current portion of long-term debt	376,850	465,239
Current portion of subordinated debt	3,352,140	3,397,140
Current portion of capital lease obligation	16,688	16,688
Accounts payable	5,637,116	3,241,708
Accrued expenses	3,452,446	1,761,894
Total current liabilities	25,774,890	14,493,572

Deferred taxes on income	864,000	864,000
Long-term debt	583,055	617,774
Obligations under capital lease	403,125	407,204

TOTAL LIABILITIES	27,625,070	16,382,550

Stockholders’ equity
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, Class A, $.01 par value, 30,000,000 shares authorized, 3,036,561 and 3,036,561 shares issued and outstanding	30,366	30,366
Common stock, Class B, $.01 par value, 5,000,000 shares authorized, 1,000,000 shares issued and outstanding	10,000	10,000
Additional paid-in-capital	9,893,349	9,893,349
Retained earnings (deficit)	(4,964,955)	(5,909,812)

TOTAL STOCKHOLDERS’ EQUITY	4,968,760	4,023,903

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,593,830	$20,406,453